LOAN AGREEMENT

This Agreement (the “Agreement”), dated May 30, 2008, is made by and between Sound Revolution Inc., a Delaware corporation (“Sound Revolution”), Penny Green, Chairman and Chief Financial Officer of the Company (“Green”), and Bacchus Entertainment Ltd. (“Bacchus”), a company owned by Green.

Now therefore, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the parties hereby agree as follows:

1.	As of May 30, 2008:

	a.	Sound Revolution has received loans from Green;

	b.	Sound Revolution has received loans from Bacchus, pursuant to a loan agreement entered into on August 31, 2004 as amended on November 30, 2004, June 14, 2006, January 1, 2007, June 30, 2007 and January 1, 2008.

2.	Bacchus hereby assigns to Green all monies now due and accruing due to it from Sound Revolution as of the date of this agreement, with power to sue for or otherwise collect the monies absolutely (the “Loan”).

3.	Green is to be indemnified by Bacchus from all costs and charges of any kind incurred in the collection of these monies, or otherwise in connection with them.

4.	No interest shall be charged on any outstanding balance of the Loan from March 1, 2008 onwards.

5.	The full amount of the Loan is payable on demand to Green.

6.	Sound Revolution shall have the option to pay out the outstanding balance of the Loan and interest in full to Green at any time without a penalty.

This Agreement replaces the agreement between Sound Revolution, Bacchus and Green dated August 31, 2004 as amended on November 30, 2004, June 14, 2006, January 1, 2007, June 30, 2007, and January 1, 2008.

In witness whereof this Agreement has been executed by or on behalf of the parties hereto, as an instrument under seal as of the date first above written.

Sound Revolution Inc.		Bacchus Entertainment Ltd.

By: /s/ Robin Ram		By: /s/ Penny Green
Robin Ram Title: Chief Executive Officer		Penny Green Title: President

/s/ Penny Green Penny Green